                              Exhibit (10)-12
                              Unicom Corporation and Commonwealth Edison Company Form 10-K File Nos. 1-11375 and 1-1839

                               UNICOM CORPORATION
              1997 ANNUAL INCENTIVE AWARD FOR MANAGEMENT EMPLOYEES
             UNDER THE UNICOM CORPORATION LONG-TERM INCENTIVE PLAN

            Unicom Corporation, an Illinois corporation (the "Company"), hereby grants to each Employee (as hereinafter defined), as of January 1, 1997 or, if later, the date of the commencement of such Employee's employment with an Employer (as hereinafter defined) (the later of such dates being referred to herein as the "Grant Date"), in accordance with the provisions of the Unicom Corporation Long-Term Incentive Plan (as in effect from time to time, the "Plan"), an incentive award (each, an "Award") in the amount and upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

            1. Recipients of Awards. Subject in all respects to the provisions hereof, recipients of Awards hereunder shall consist of:

            (a) each employee of Commonwealth Edison Company ("ComEd") (other than (i) the Chairman, the Vice Chairman and the President of ComEd and
      (ii) temporary employees) and of Commonwealth Edison Company of Indiana, Inc. ("ComEd/Indiana") who is on the management or executive payroll during calendar year 1997, provided such employee is placed on such payroll prior to December 1, 1997; and

            (b) each employee of any other Subsidiary(1) as may be selected from time to time by the Committee(2) to receive an Award hereunder.

Each such employee is referred to herein as an "Employee," and the term "Employer" shall mean the employer of an Employee.

            2. Award Amount. (a) The total amount payable (the "Total Award Amount") in connection with an Award shall be determined by the following formula:

                                                Composite         Individual
   Total         Employee's     Payout          Performance       Performance
   Award    =    Base        X  Opportunity  X  Payout        X   Payout
   Amount        Salary         Percentage      Percentage        Percentage

---------------------------
(1)  A "Subsidiary" is defined in the Plan as being 51% or more owned.

(2) "Committee" means the Corporate Governance and Compensation Committe of the Board of Directors.
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      "Employee's Base Salary" shall mean the sum of (i) the product of an
Employee's monthly scheduled rate of pay, determined as of the close of the final pay period for calendar year 1997 (or such earlier pay period during 1997 in which the Employee's employment terminates), multiplied by 12, plus (ii) the income from such Employee's Deferred Compensation Units (whether such Units were granted by the Company or by ComEd) if such Employee is in the "Group" or "Executive" categories of employment.

       "Payout Opportunity Percentage" shall mean the percentage taken from the following table based upon the Employee's grade level and level of achievement of the goal in question:


                                                  MINIMUM         STANDARD       MAXIMUM
      GRADE LEVEL                                 PAYOUT          PAYOUT         PAYOUT
                                                  PERCENTAGE      PERCENTAGE     PERCENTAGE
      -------------------------------------------------------------------------------------

      Rated -- Grade 1-11                           1.5              7.5           15.0

      Group -- Grade 12                             3.0             15.0           30.0

      Group -- Grade 13/14                          4.0             20.0           40.0

      Executive -- Grade 15/16                      4.0             20.0           40.0

      Executive -- Grade 17                         5.0             25.0           50.0

      Executive -- Grade 18/19                      6.0             30.0           60.0

      Executive -- Grade 20                         8.0             40.0           80.0


Interpolation, based upon the deviation from the "Standard Payout Percentage," shall be used in determining the applicable Payout Opportunity Percentage for goal achievement between the "Minimum Payout Percentage" level and the "Maximum Payout Percentage" level. With respect to any Employee referred to in Section 1(b), the Payout Opportunity Percentage shall mean such percentage(s) as may be established by the Committee at the time of such Employee's selection by the Committee to receive an Award hereunder.

      "Composite Performance Payout Percentage" shall mean

            (a)  with respect to all Employees other than officers, the sum of
      (i) the Employee's actual achievement relative to planned achievement of the Corporate Goal (as hereinafter defined) multiplied by 33.4%, plus (ii) the Employee's actual achievement relative to planned achievement of such Employee's Business Unit Quantitative Goal (as hereinafter defined)

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

      multiplied by 33.3%, plus (iii) the Employee's actual achievement relative to planned achievement of such Employee's Business Unit Qualitative Goal (as hereinafter defined) multiplied by 33.3%; provided, however, that if the Employee's Business Unit has not established any Business Unit Quantitative Goals, then clause (ii) shall be disregarded and the Employee's actual achievement relative to planned achievement of such Employee's Business Unit Qualitative Goal shall be multiplied by 66.6% instead of 33.3%; and

            (b) with respect to Employees who are Officers, the sum of (i) the Employee's actual achievement relative to planned achievement of the Corporate Goal (as hereinafter defined) multiplied by 50.0%, plus (ii) the Employee's actual achievement relative to planned achievement of such Employee's Business Unit Qualitative Goal (as hereinafter defined) multiplied by 50.0%.

As used herein, the term "Corporate Goal" shall mean achievement by the Company of "Unicom Incentive Plan Profit Margin" (as defined in Appendix A) of (i) $1,290 million, to achieve the "Minimum" level of performance, (ii) $1,345 million, to achieve the "Standard" level of performance, and (iii) $1,530 million, to achieve the "Maximum" level of performance; and the terms "Business Unit Quantitative Goal" and "Business Unit Qualitative Goal" shall mean the quantitative and qualitative goals, respectively, specified for calendar year 1997 for the Business Unit (as defined in Section 6) in which the Employee is employed. In the event that a Business Unit shall exceed its operations and maintenance expenditures budget (after any exclusions described under "(a) 'operations and maintenance expenditures'" in Appendix A) or its capital expenditure budget (after any exclusions described in Appendix B), the amount determined under clauses (a)(ii) and (a)(iii) or clause (b)(ii), as the case may be, of this definition may be reduced by up to 10%.

      "Individual Performance Payout Percentage" shall mean (i) in the case of an Employee who is rated as performing "Above Expectations," 120%, (ii) in the case of an Employee who is rated as having "Achieved Expectations," 100%, and
(iii) in the case of an Employee who is rated as performing "Below Expectations," 0%. With the prior written approval of the Compensation Planning Department, a Business Unit may elect to use the funds otherwise generated by the Individual Performance Payout Percentage for compensation purposes deemed more suitable for that particular Business Unit.

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The Total Award Amount as so determined for an Employee shall be subject to adjustment as provided in Sections 4, 5 and 6 (as so adjusted, the "Adjusted Total Award Amount").

            (b) Subject to Section 8, the Adjusted Total Award Amount for an Employee shall be paid (i) in the case of a Rated Employee, all in cash, and
(ii) in the cases of all other Employees, 75% in cash and 25% in shares of Common Stock (the amount payable in shares of Common Stock being referred to herein as the "Stock Payment Amount").

            4. Reduction of Total Award Amount in Certain Instances. In the event that:

            (a) an Employee (i) is first placed on the management or executive payroll on or after January 1, 1997 and prior to December 1, 1997, (ii) is on a voluntary leave of absence or long-term disability during 1997, (iii) retires under the pension plan of any of the Employers during 1997, or
      (iv) dies during 1997, or

            (b) an Employee's employment with the Employers is terminated during 1997 as a result of (i) the sale of ComEd/Indiana's State Line generating plant located in Hammond, Indiana, (ii) the sale of ComEd's Kincaid generating plant located in Kincaid, Illinois, or (iii) ComEd's decision to have a third party provide the services provided by the functional group that includes such Employee, the Total Award Amount will be reduced by multiplying it by a fraction, the numerator of which is the number of days the Employee worked for an Employer (or Employers) during 1997 and the denominator of which is 365. In addition, in the event that an Employee is or becomes a participant during 1997 in, or is eligible or becomes eligible to participate during 1997 in, The ComEd Pension Fund Management Incentive Pay Plan, The ComEd Bulk Power Marketing Incentive Plan or any other sales or group incentive plan that may hereafter be established (such incentive plans are collectively referred to herein as the "Other Incentive Plans"), then the Total Award Amount will be reduced by multiplying it (after any adjustment required by the first sentence of this Section 4) by a fraction, the numerator of which is the number of days during which the Employee worked for an Employer (or Employers) during 1997 and was not a participant in, or eligible to participate in, the Other Incentive Plans and the denominator of which is the number of days the Employee worked for an Employer (or Employers) during 1997. Further, in the event that an Employee's hourly or salary compensation is paid or reimbursed by the Mid-America Interconnected Network ("MAIN") during 1997, then the Total Award Amount will be reduced by multiplying it (after any adjustment required by the first sentence of this Section 4) by a fraction, the numerator of which is the number of days during 1997 in respect of which such Employee's hourly or salary compensation was not paid or reimbursed by MAIN and the denominator of which is the number of days the Employee worked for an Employer (or Employers) during 1997. For purposes of the preceding sentences, the number of days an Employee worked for an Employer (or Employers) in 1997 shall include, solely in the cases of an Employee who retires under the pension plan of any of the Employers or who dies, the full month in which such Employee retires or dies. For an Employee who is a part-time Employee described in clause (a) or (b) of the first sentence of this Section, the reduction provided in this Section shall be made after the reduction set forth in Section 5 is made.

            5. Reduction of Total Award Amount for Part-Time Employees. For an Employee who is a part-time Employee, the Total Award Amount will be reduced by multiplying it by a fraction, the numerator of which is the number of hours the Employee was scheduled to work for an Employer (or Employers) during 1997 and the denominator of which is 2080 hours.

            6. Transfer of Employee from One Business Unit to Another Business Unit. In the event that an Employee is transferred from one Business Unit (as hereinafter defined) to another Business Unit during 1997, the Total Award Amount will be determined on a prorated basis from each Business Unit. For purposes of this Section, "Business Unit" means a business unit as defined by the Employer's corporate accounting function.

            7. Settlement of Awards. Payment of the Adjusted Total Award Amount, if any, will be made to an Employee as soon as practicable after the Company's audited financial results are available for calendar year 1997. The number of shares of Common Stock payable as part of any Stock Payment Amount to an Employee shall be computed by dividing the Stock Payment Amount by the value of one share of Common Stock; provided, however, that shares that may become payable to an Employee hereunder shall not be issued if the aggregate number of shares payable to such Employee does not exceed twenty-five (and, in such case, cash shall be paid in an amount equal to the value of the shares that would have been issued but for this proviso). Fractional shares of Common Stock that may become payable to an Employee hereunder shall be awarded if the shares awarded to such Employee exceed twenty-five and are held in non- certificated, book-entry or electronic form; otherwise, any such fractional shares shall be paid in cash. For purposes of this Section, the value of a share of Common Stock shall be the average of the closing prices of a share of Common Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions during the last calendar quarter of 1997 (appropriately adjusted for any stock-split, stock dividend or other similar event).

            8. Termination of Employment. An Employee whose employment with all Employers is terminated prior to December 31, 1997 for any reason other as specified

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in clauses (a)(iii), (a)(iv), (b)(i), (b)(ii) or (b)(iii) of Section 4 shall not be entitled to any payment under the Plan.

            9. Rights as a Stockholder. No Employee shall have any rights as a stockholder of the Company with respect to any shares of Common Stock that may be payable hereunder unless and until such shares shall have been issued to such Employee or otherwise credited to an account for the benefit of such Employee.

            10.   Additional Terms and Conditions of Award.

            10.1. Nontransferability of Award. In accordance with Section 13.5 of the Plan, no Award or other related benefit may, except as otherwise specifically provided by the Plan or by law, be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer any such Award or other benefit shall be void; provided, however, that the foregoing shall not restrict the ability of any Employee to transfer any cash or Common Stock received as part of the payment of the Adjusted Total Award Amount. In accordance with Section 13.5 of the Plan, Awards or other benefits payable under Awards shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award or benefits, nor shall they be subject to attachment or legal process for or against such person.

            10.2. Withholding Taxes. As a condition precedent to the delivery to the Employee of cash or Common Stock hereunder and in accordance with Section
13.4 of the Plan, the Company may deduct from any amount (including any payment of the Adjusted Total Award Amount) payable then or thereafter payable by the Company to the Employee, or may request the Employee to pay to the Company in cash, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over with respect to the Award.

            10.3. Compliance with Applicable Law. Each Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of such shares hereunder, such shares may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained.

            10.4. Award Subject to the Plan. This Award is subject to the provisions of the Plan, and shall be interpreted in accordance therewith.

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

            10.5. Employees Subject to Executive Short-Term Incentive Award. Notwithstanding the foregoing provisions of this Award, the Adjusted Total Award Amount payable to an Employee subject to the provisions of the Unicom Corporation Executive Short-Term Incentive Award (the "Short-Term Incentive Award") shall not exceed the limitation set forth for such Employee under the provisions of the Short-Term Incentive Award.

                                   APPENDIX A

                      Unicom Incentive Plan Profit Margin

            As used herein, the term "Unicom Incentive Plan Profit Margin" shall mean (i) consolidated revenues of the Company and its subsidiaries for calendar year 1997, after (1) deducting fuel adjustment clause collections and revenue taxes and (2) excluding any revenue adjustments as a result of any Illinois Commerce Commission ("ICC") proceedings, less (ii) the following consolidated costs of the Company and its subsidiaries for calendar year 1997: operation and maintenance expenditures, fuel and purchased power expenditures, depreciation charges, property tax charges, and interest charges.

            For purposes of the foregoing computation, the computation of:

            (a)  "operations and maintenance expenditures" shall exclude:

                  (i) charges associated with any early retirement program adopted by the Employers or any severance payments made by the Employers,

                  (ii) any charges associated with any company-wide incentive pay plan/arrangement generally applicable to bargaining unit employees within ComEd and/or ComEd/Indiana,

                  (iii) any write-off (as opposed to depreciation charges) included in operation and maintenance expenditures that relates to any plant, property or equipment of the Employers,

                  (iv) the effect of any unanticipated accounting reclassifications or adjustments or inter-company cost allocation adjustments that may be required by the Federal Energy Regulatory Commission or the ICC,

                  (v) any effects resulting from any subsequent ICC or judicial proceeding relating to any order entered by the ICC in any docket, including, without limitation, Docket No. 94-0065,

                  (vi) any gain, loss or other charges (including, without limitation, increases or decreases in related operations and maintenance expenditures) associated with the retirement or disposition of any facilities (including, without limitation, ComEd/Indiana's State Line generating plant and ComEd's Kincaid generating plant),

                  (vii) any operations and maintenance expenditures associated with the ownership and operation by (1) ComEd/Indiana of the State Line generating plant after June 30, 1997 or (2) ComEd of the Kincaid generating plant after June 30, 1997,

                  (viii) any signing bonus and one-time costs paid to members of Local 15 of the International Brotherhood of Electrical Workers in connection with the execution of their next collective bargaining agreement with ComEd, and

                  (ix) any charges associated with necessary increases in (1) pension provisions for the Service Annuity Systems of the Employers which are determined after January 1, 1997 or (2) provisions for post-retirement health care benefits of the Company or any of its subsidiaries which are determined after January 1, 1997;

            (b) "fuel and purchased power expenditures" shall exclude any changes in fuel and purchased power expenditures (i) associated with the retirement or disposition of any generating facilities (including, without limitation, ComEd/Indiana's State Line generating plant and ComEd's Kincaid generating plant) or (ii) due to the fact that ComEd/Indiana's State Line generating plant and/or ComEd's Kincaid generating plant have not been transferred or otherwise disposed of prior to July 1, 1997;

            (c) "depreciation charges" shall exclude any additional charges resulting from any change in the rate of depreciation allowed by regulatory bodies with respect to plant, property or equipment during 1997; and

            (d) "property tax charges" and "interest charges" shall exclude increases or decreases due to the fact that ComEd/Indiana's State Line generating plant and/or ComEd's Kincaid generating plant have not been transferred or otherwise disposed of prior to July 1, 1997.

				   APPENDIX B

		     Unicom Incentive Capital Expenditures

	    For purposes of any computation of capital expenditures under the foregoing Award, the following shall be excluded:

	    (a) any capitalized charges associated with any company-wide incentive pay plan or arrangement generally applicable to bargaining unit employees within ComEd and/or ComEd/Indiana,

	    (b) any capital expenditures associated with the ownership and operation by (1) ComEd/Indiana of the State Line generating plant after June 30, 1997 or (2) ComEd of the Kincaid generating plant after June 30, 1997, and

	    (c) any capitalized signing bonus and one-time costs paid to members of Local 15 of the International Brotherhood of Electrical Workers in connection with the execution of their next collective bargaining agreement with ComEd.








				      B-1